Exhibit (c)(6)

Confidential

Presentation to the Board of Directors of

CONGO

NOVEMBER 20, 2001

CREDIT SUISSE | FIRST BOSTON

TABLE OF CONTENTS

KENYA DETAIL

KENYA SUMMARY

Kenya is an experienced redeveloper of shopping centers that could benefit from growth in size and liquidity.

- **Kenya is a community and neighborhood shopping center REIT with 81 properties in 16 states representing 10.4 million square feet of GLA, mostly on the East Coast**
  - The Core Portfolio of properties is 94% leased
  - 72% of Portfolio is grocery and drug store anchored
- **Diversified tenant base with 72% of centers anchored by grocery and/or drug stores**
  - Wal-Mart, Kenya's largest tenant, represents 6.3% of annual base rent
  - Six of the ten top tenants are investment grade rated by Moody's
- **The Kenya lease expiration schedule is well spread out over time**
- **Kenya has extensive redevelopment experience**
  - Kenya has created value in a number of recently completed and pending redevelopments
  - Their acquisition of another public company has been well executed
- **Kenya has a capital structure that is more leveraged than their community center peers with 59% debt to market capitalization**
  - $493.6 million of debt and $82.1 million of liquidation value of preferred stock. Preferred stock adds layer of permanent capital
  - Most pressing issue is the refinancing of $181.7 million REMIC coming due in 2003
  - As part of the transaction, Kenya plans to undertake a private placement of equity with a large mutual fund advisor of at least $35 million
- **Research Coverage**
  - Current research coverage is negligible
  - Strategy is to begin to obtain coverage based on their larger size, geographic focus and redevelopment success
- **Kenya pays a 10% dividend resulting in expected FFO payout of 85% and FAD payout of 91% in 2001**
  - None of the dividend represent return of capital
  - Kenya expects to continue to pay a $1.30 per share dividend in the foreseeable future

KENYA PROFILE

Business Description

Kenya is a self-administered, self-managed real estate investment trust which is engaged in the ownership, acquisition, redevelopment, management and leasing of community and neighborhood shopping centers.

The Company, directly or indirectly owns 81 properties in 16 states with a total gross leaseable area in excess of 10.4 million square feet.

The Company intends to achieve its business objective of increasing FFO through an increase in operating efficiencies, acquisition of attractive properties, completion of strategic renovations and expansions and attainment of greater access to financial sources.

Property Description

State	Number of Properties	% of NOI
Pennsylvania	30	37.3%
New Jersey	7	14.5
Georgia	11	12.7
New York	6	8.8
Maryland	3	7.3
Connecticut	7	4.5
Virginia	3	4.1
6 States Under 1%	7	3.7
Florida	3	3.5
South Carolina	2	2.4
North Carolina	2	1.2
Total	81	100.0%

Financial Information

FINANCIAL PERFORMANCE
($ in thousands)

(as of 6/30/01)	1999	2000	Last Q Annualized
Revenue	$33,563	$77,640	$119,364
% Growth		131.1%	53.7%
EBITDA	$24,174	$54,920	$83,027
% Growth		127.2%	51.2%
EV / EBITDA			9.9x
NOI	$25,942	$59,722	$90,739
% Growth		130.0%	51.9%
FFO	$10,825	$22,680	$35,384
% Growth		109.5%	56.0%

CAPITALIZATION
(as of 6/30/01)

Stock Price (11/7/01)	$12.95
Current Dividend	$1.30
Dividend Yield	10.0%
Shares Outstanding	18,811,612
OP Units	1,310,000
Total Shares	20,121,612
Equity Market Cap	$260,575
Preferred	$82,067
Total Debt	$493,619
Total Market Cap	$836,261
Market Cap / SF	$79.4
Debt / Market Cap	59.0%

DEBT MATURITY
(as of 6/30/01) ($ in thousands)

2001	$6,511
2002	$14,113
2003	$302,626
2004	$50,165
2005	$12,164
2006+	$108,040

KENYA PROFILE

Recent Events

- October 24, 2001 - Kenya announces that it has signed an agreement to acquire a Village West Shopping Center in Allentown, PA for $18.9 million.
- October 15, 2001 - Kenya announces that it has sold two shopping centers for an aggregate of $8.65 million, generating a gain of $3.5 million.
- August 13, 2001 - Kenya reports strong FFO of $0.47 per share for the second quarter, compared with $0.36 per share for the prior year's period.
- April 20, 2001 - Kenya announces that it has terminated its previously announced letter of intent with MyShoppingCenter.com to provide e-business capabilities and broadband infrastructure to tenants of the company's community shopping centers.
- December 1, 2000 - Kenya announces that it has appointed Basil S. Donnelly as vice president and general counsel.
- August 1, 2000 - Kenya announces the closing of a $155 million, three-year non-revolving line of credit with GMAC.
- June 6, 2000 - Kranzco and CV Reit shareholder approve merger and creation of Kenya.

Stock Price and Volume Graph

DAILY FROM November 7, 2000 – November 8, 2001



Board of Directors and Executive Management

Name	Position	% Ownership [1]
	Board of Directors	
Irwin Levy	Trustee	3.44%
Norman Kranzdorf	Chairman	0.94%
Louis Meshon	Trustee, CEO	0.56%
Milton Schneider	Trustee	0.32%
Alan Schulman	Trustee	0.22%
Donald Shapiro	Trustee	0.08%
Bernard Korman	Trustee	0.02%
	Executive Management	
George Demuth	COO	0.01%
Etta Strehle	CFO	0.01%

(1) Does not include options.

Share Ownership

Owner	Shares Held	% Ownership
Institutions		
Vanguard Group	395,506	2.11%
Barclays Bank PLC	236,626	1.26%
Mellon Bank NA	78,426	0.42%
Dimensional FD Advisors, Inc.	49,700	0.27%
College retire Equities	45,628	0.24%
First Manhattan Company	38,250	0.20%
Northern Trust Company	37,100	0.20%
Citigroup Inc.	34,378	0.18%
State Street Corporation	30,205	0.16%
Ohio Public Employee Retirement	27,307	0.15%

KENYA PORTFOLIO SUMMARY

Kenya owns 81 properties in 16 states with a total GLA of over 10.4 million square feet.

KENYA GLA BY LOCATION

Location	Properties	GLA	% of Total GLA
Pennsylvania	30	3,526,034	33.7%
Georgia	11	1,655,282	15.8%
New Jersey	7	1,359,312	13.0%
Connecticut	7	793,397	7.6%
6 States Under 1.5%	7	766,253	7.3%
Virginia	3	629,130	6.0%
New York	6	454,561	4.3%
South Carolina	2	417,392	4.0%
Maryland	3	405,071	3.9%
Florida	3	290,448	2.8%
North Carolina	2	165,241	1.6%
Total	**81**	**10,462,121**	**100.0%**

Note: Based on information provided by Kenya.

KENYA NOI BY LOCATION

Location	Properties	NOI	% of Total NOI
Pennsylvania	30	$29,492,383	37.3%
New Jersey	7	11,454,406	14.5%
Georgia	11	10,054,447	12.7%
New York	6	6,982,294	8.8%
Maryland	3	5,790,144	7.3%
Connecticut	7	3,561,058	4.5%
Virginia	3	3,249,606	4.1%
6 States Under 1.5%	7	2,936,074	3.7%
Florida	3	2,739,562	3.5%
South Carolina	2	1,864,573	2.4%
North Carolina	2	937,862	1.2%
Total	**81**	**$79,062,409**	**100.0%**

Gross Leasable Area (sq. ft.)

- 0-100,000
- 100,000-300,000
- 300,000-600,000
- 600,000-1,000,000
- 1,000,000 & above


1
1
30
7
7
3
3
1
1
2
11
2

CREDIT SUISSE FIRST BOSTON

KENYA CAPITAL STRUCTURE

Kenya currently has a market capitalization of $826 million with 59% debt to total market capitalization.

CAPITALIZATION SUMMARY
($ in millions)


Other Mortgages
27.6%
Common Stock
31.2%
Preferred Stock
9.8%
Credit Facility
9.7%
REMIC
21.7%

DEBT & PREFERRED SUMMARY

Debt	Principal	Interest Rate	Maturity
GMAC Credit Facility $155.0	$81.0	L +195-285	2003
REMIC	$181.7	7.96%	2003
SSB $65.9 Mortgage Loan	$64.2	7.00%	2008
28 Mortgages	$143.4	6.08-10.28%	2001-2010
Collateralized Mortgages	$23.4	8.48%	2007
Total	**$493.6**		

Preferred	Liquidation Value	Dividend Rate
Series A-1, Convertible (1)	$11.2	6.50%
Series B-1, Convertible (2)	$29.6	9.75%
Series D, Redeemable (3)	$41.3	9.50%
Total	**$82.1**	

Note: All currency is in millions.

(1) Cumulative convertible preferred, redeemable at anytime by the Company, with a face value of $1000 per share and a distribution rate of 6.5%. Convertible into Common Shares at a rate of 16.67% annually beginning in 2000, with a maximum of 50% convertible in any one year. They are convertible into the same number of Common Shares that would enable the holder to receive the same distributions that would be received by the preferred at the applicable conversion date, up to a maximum of 500,000 Common Shares or 5% of the then outstanding Common Shares.

(2) Cumulative preferred shares with a face and liquidation value of $25 per share and a distribution arte of 9.75%. The preferred's are convertible into Common Shares at $17.71 per share.

(3) Cumulative redeemable preferred shares with a face and liquidation value of $25 per share and a distribution rate of 9.5%. Preferred's are redeemable at the Company's option after December 11, 2002 at a price of $25 per share.

CREDIT SUISSE | FIRST BOSTON

KENYA REMIC REFINANCING

Kenya is currently reviewing the refinancing of the $181.7 million REMIC loan that matures in 2003.

- The loan currently encumbers 27 assets in New England
- The assets have an average occupancy of 98%
- The REMIC currently has a loan-to-value of approximately 60% according to Kenya, thus Kenya believes refinancing should not be a major issue
- Kenya is considering selling between two and four of the properties encumbered by the REMIC and then refinancing at $165 million
- The CSFB Securitization Group is working with Kenya to determine the cost to defease the loan and refinance early

KENYA TENANT SUMMARY

Kenya has strong tenant diversification, with no tenant representing more than 6.3% of annual rent.

KENYA TOP TEN TENANTS

Tenant Name	No. Of Stores	Leased Area	% of Leased GLA	Annualized Base Rent	% of Annual Rent	Rent Per SF	Credit Rating
Wal-Mart	12	1,138,228	10.7%	$5,044,934	6.3%	$4.43	Aa2/AA
Kmart	7	667,853	6.3%	2,518,035	3.1%	3.77	Baa3/BB+
Ahold (1)	4	301,630	2.8%	2,439,162	3.0%	8.09	Baa1/BBB+
TJ Maxx/Marshall's/HomeGoods	8	240,988	2.3%	1,972,194	2.5%	8.18	Baa1/A-
Shop Rite	3	167,133	1.6%	1,913,850	2.4%	11.45	NA
Food Lion (2)	6	174,123	1.6%	1,200,468	1.5%	6.89	Baa3/BBB-
Fashion Bug (3)	15	138,666	1.3%	1,125,897	1.4%	8.12	B1/BB-
Albertson's/Acme Markets	3	160,812	1.5%	1,019,704	1.3%	6.34	Baa1/BBB+
Sports Authority	2	96,035	0.9%	931,963	1.2%	9.70	B3/B
Ames	4	338,125	3.2%	868,253	1.1%	2.57	NA
Total Top Ten Tenants	**64**	**3,423,593**	**32.2%**	**$19,034,460**	**23.8%**	**$5.56**	

(1) Includes Bi-Lo and Stop&Shop brands.

(2) Owned by Delhaize.

(3) Owned by Charming Shoppes, Inc.

Note: Based on tenant information provided by Kenya.

KENYA LEASE EXPIRATION SCHEDULE

- **Kenya has a relatively smooth lease rollover with less than 10% of square feet expiring in any one year.**

LEASE EXPIRATION SCHEDULE


1,200,000
1,000,000
800,000
600,000
400,000
200,000
0
Square Feet
841,123
857,186
790,531
1,035,399
721,210
678,376
647,418
528,949
814,096
1,000,647
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010

KENYA REDEVELOPMENT EXPERIENCE

Kenya has significant experience in property redevelopment and recently had success acquiring another REIT.

- **Completed Projects**
  - Groton Square - Groton, CT - Kohl's replaced Bradlees
  - Valley Fair - Devon, PA - Oskar Huber replaces Filenes
  - Whitelhall Square - Allentown, PA - Ross Dress For Less and Raymour & Flanigan replaced Bradlees
- **Under Construction**
  - The Shoppes at Valley Forge - Phoenixville, PA- demall and added Staples
  - Marlton Crossing- Marlton, NJ- Terminated Super Fresh and CVS and expanded/added TJ Maxx, DSW and Joyce Leslie
  - Park Centre - Columbia, SC- Sublet Walmart to Resource Bancshares Mortgage Group at higher rent
- **Pending**
  - Wampanoag Plaza - East Providence, RI- demall/reconstruct for new supermarket
  - Hillcrest Mall- Phillipsburg, NJ- demall and conversion to medical/services
  - Parkway I - Hamden, CT- demolition and reconstruction
- **Recently successfully integrated major merger with a public REIT**

CASE STUDY: CV REIT AND KRANZCO MERGER

Kranzco shareholders have achieved total returns in excess of 70% in the 18 months since the announcement of the merger.

CV REIT and Kranzco merged into Kramont in a one for one stock deal

At the time of the announcement, CV REIT and Kranzco were trading at $10.63 and $7.82 per share respectively

The transaction closed on June 16, 2000

Kramont has been able to successfully improve upon the quality and condition of the Kranzco portfolio which has led to significantly higher occupancy. Prior to the merger Kranzco's occupancy was 91% vs. 97% for CV REIT

Kramont stock has appreciated by 68.5% since the merger announcement compared to 29.7% for the Shopping Center REIT Composite

Similar to the proposed Congo and Kenya merger, this transaction resulted in increased market capitalization, liquidity, debt capacity, operating efficiencies and tenant diversification

DAILY FROM NOVEMBER 1, 1999 - NOVEMBER 14, 2001


(1)
(2)
14.24
13.24
12.24
11.24
10.24
9.24
8.24
7.24
Share Price
Volume in Thousands
11/1/1999
1/31/2000
4/20/2000
7/13/2000
10/3/2000
12/22/2000
5/9/2001
6/8/2001
8/28/2001
Kramont Realty Trust

(1) 12/13/99 - Kranzco and CV REIT announce merger.
(2) 6/16/00 - Kranzco and CV REIT merger is completed.

DAILY FROM DECEMBER 10, 1999 - NOVEMBER 15, 2001


Indexed Price
12/10/1999
2/28/2000
5/16/2000
8/2/2000
10/19/2000
1/9/2001
3/26/2001
6/12/2001
8/29/2001
11/15/2001
Kramont Realty Trust
SHOPPING CENTER Composite

Note: Comparable Company Index Includes Agree Realty Corp., Acadia Realty Trust, Saul Centers Inc., Center Trust Inc., Developers Diversified Realty Corp., Equity One Inc., Federal Realty Investment Trust, IRT Property Co., JDN Realty Corp., Kimco Realty Corp., Kramont Realty Trust, Malan Realty Investors Inc., Mid-Atlantic Realty Trust, New Plan Excel Realty Trust Inc., Regency Centers

KENYA AND CONGO COMBINED

SUMMARY OF KENYA AND CONGO MERGER

CSFB believes that the transaction would be positive for both companies.

- **Congo's portfolio will fit well with Kenya's East Coast shopping center focus**

  Greater possibility of real synergies

  Understanding and experience with the markets

- **Kenya has proven its ability to successfully complete the integration of a REIT merger**

  Previous REIT merger has resulted in Kenya's stock outperforming the REIT Index

  FFO per share has grown 12.8% in the last twelve months

- **Kenya is viewed as being a highly qualified redeveloper**

  Management has significant experience in property redevelopment

- **Kenya's high debt level may be a risk**

  Kenya has a significant portion of its indebtedness maturing in 2003

  Kenya's plan is to reduce leverage in-line with peers over time

- **A large mutual fund advisor intends to invest equity in conjunction with a merger**

  This investment should help to immediately reduce leverage

BENEFITS AND RISKS OF A KENYA AND CONGO MERGER

Benefits

- Tenant diversification
  - No tenant would represent more than 5.0% of total NOI
- Geographic strength
  - Gain new markets: New York, New Jersey, Connecticut and Maryland
  - Increase concentration in Georgia, Virginia, Florida, South Carolina, Florida and North Carolina
- Operating synergies
- Increased market capitalization
  - Increase liquidity for investors
  - Easier access to capital
  - Gain research coverage
- Management team with strong operating background and results
- Reinstatement of dividend for Congo shareholders

Risks

- Market perception
  - Post announcement trading price uncertain
- Integration
- Leverage
  - Kenya has $300 million of debt maturing in 2003

CONGO & KENYA COMBINED

- **The combined portfolio would have a strong geographic focus on the East Coast.**


1
30
7
7
1
1
10
3
1
1
16
8
2
13
10
Gross Leasable Area (sq. ft.)
0-100,000
100,000-300,000
300,000-600,000
600,000-1,000,000
1,000,000 & above

CREDIT SUISSE | FIRST BOSTON

CONGO & KENYA COMBINED

The combined company would be geographically focused on the East Coast and would have strong tenant diversification and credit quality overall. No tenant would represent more than 5.0% of total NOI.

PROFORMA 2001 NEWCO NOI BY STATE



Other 2.6%
AL 2.5%
CT 3.2%
MD 5.2%
PA 26.6%
NY 6.3%
VA 7.2%
FL 8.1%
GA 10.7%
SC 8.9%
NC 8.3%
NJ 10.3%

PROFORMA 2001 NEWCO GLA BY STATE



Other 2.9%
AL 2.6%
CT 3.4%
MD 5.0%
PA 22.8%
NY 5.1%
VA 8.0%
FL 8.1%
GA 11.9%
SC 8.8%
NC 9.1%
NJ 12.2%

PROFORMA COMBINED TOP TEN TENANTS

Tenant Name	Congo Rank [4]	No. Of Stores	Leased Area	% of Leased GLA	Annualized Base Rent	% of Annual Rent	Rent Per SF	Credit Rating
Wal-Mart	6	13	1,242,567	8.3%	$5,633,057	4.6%	$4.53	Aa2/AA
Food Lion [1]	1	20	642,571	4.3%	5,159,082	4.2%	8.03	Baa3/BBB-
Kmart	5	9	854,600	5.7%	3,692,725	3.0%	4.32	Baa3/BB+
Ahold [2]	9	7	423,258	2.8%	3,238,116	2.6%	7.65	Baa1/BBB+
Kroger	2	4	233,105	1.6%	2,498,346	2.0%	10.72	Baa3/BBB-
Winn Dixie	3	5	244,329	1.6%	2,015,870	1.6%	8.25	Ba2/BBB-
TJ Maxx/Marshall's/HomeGoods	NA	8	240,988	1.6%	1,972,194	1.6%	8.18	Baa1/A-
Shop Rite	NA	3	167,133	1.1%	1,913,850	1.5%	11.45	NA
Home Depot	10	4	232,824	1.6%	1,420,467	1.1%	6.10	Aa3/AA
Fashion Bug [3]	NA	18	167,266	1.1%	1,361,847	1.1%	8.14	B1/BB-
Total Top Ten Tenants		**91**	**4,448,641**	**29.8%**	**$28,905,554**	**23.4%**	**$6.50**	

(1) Owned by Delhaize.
(2) Includes Bi-Lo and Stop&Shop brands.
(3) Owned by Charming Shoppes, Inc.
(4) Represents current rank within Congo's top ten tenants.
Note: Based on tenant information provided by Kenya.

KENYA MERGER MODEL

A transaction would be accretive to Kenya on a <u>leverage neutral</u> basis in 2002 based on <u>CSFB's underwritten NOI</u>. However, substantial further accretion is possible with additional lease-up of vacant space.

- **Assumptions**
  - Consideration is comprised of 40% cash and 60% stock
  - Common shares of 35.3 million (assumes treatment of preferred stock on a theoretical conversion basis, approximately 2.2 million shares)
  - Total transaction costs of $11.5 million
  - G&A synergies of 20% (assuming $3.5 million of annual G&A for Congo)
  - FFO for Kenya is last nine months FFO annualized
  - FFO for Congo is CSFB adjusted NOI less G&A and interest expense

SUMMARY FINANCIAL INFORMATION

	Acquiror Kenya	Target Congo	Pro Forma (1) Combined Kenya	Pro Forma (2) Combined Kenya
Trading Information				
Share Price as of 11/07/01	$12.95	$1.58	$12.95	$12.95
2002E FFO per Share (3)	$1.59	$0.37	$1.95	$1.69
Share Price/2002E FFO	8.1x	4.3x	6.6x	7.7x
Dividend Yield	10.0%	0.0%	10.0%	10.0%
Capitalization (In thousands)				
Equity Capitalization	$260,574	$55,795	$296,034	$380,622
Total Debt	493,619	250,943	762,957	682,598
Liquidation Value of Preferred	82,067	0	82,067	82,067
Total Capitalization	$836,260	$306,738	$1,141,058	$1,145,287
Ratios				
Debt/Total Capitalization	59.0%	81.8%	66.9%	59.6%
(Debt+Preferred)/Total Cap.	68.8%	81.8%	74.1%	66.8%

(1) Pro forma for acquisition

(2) Pro forma for post merger equity offering (at Kenya's current share price) to make transaction leverage neutral.

(3) Based on CSFB underwritten NOI. Assumes conversion of preferred.

SENSITIVITY ANALYSIS - 2002 Accretion / (Dilution)

	Equity Purchase Price						
	$43,209	$48,506	$53,803	$59,100	$64,397	$69,694	$74,991
PF Leverage	**% Accretion / (Dilution)**						
49.6%	(5.4%)	(6.2%)	(7.0%)	(7.8%)	(8.6%)	(9.3%)	(10.1%)
54.6%	0.9%	(0.1%)	(1.0%)	(1.8%)	(2.7%)	(3.6%)	(4.4%)
59.6%	9.1%	8.0%	7.0%	5.9%	4.9%	3.9%	2.9%
64.6%	20.2%	18.9%	17.7%	16.5%	15.2%	14.0%	12.8%
69.6%	35.7%	34.1%	32.5%	31.0%	29.5%	28.0%	26.5%
74.6%	59.1%	57.0%	55.0%	53.0%	51.0%	49.0%	47.1%
PF Leverage	**$ Accretion / (Dilution)**						
49.6%	($0.09)	($0.10)	($0.11)	($0.12)	($0.14)	($0.15)	($0.16)
54.6%	$0.01	($0.00)	($0.02)	($0.03)	($0.04)	($0.06)	($0.07)
59.6%	$0.14	$0.13	$0.11	$0.09	$0.08	$0.06	$0.05
64.6%	$0.32	$0.30	$0.28	$0.26	$0.24	$0.22	$0.20
69.6%	$0.57	$0.54	$0.52	$0.49	$0.47	$0.44	$0.42
74.6%	$0.94	$0.91	$0.87	$0.84	$0.81	$0.78	$0.75

COMMUNITY CENTER COMPS

The companies with the largest market capitalizations typically trade at higher multiples.

Comparable Company Analysis: SHOPPING CENTER Sector

(Numbers in 000's, except per share data)

Ticker	Dividend Yield	Market Value of Equity	Liquidation Value of Pref.	Capitalization Total Debt Outstanding	Total Cap.	Adj. Enterprise Value	Debt/ Total Cap.	Debt+ Pref./ Total Cap.	Implied Cap. Rate	Adjusted Enterprise Value/ EBITDA	2001E FFO Multpile	2002E FFO Multpile
KIM	5.95%	3,101,386	329,552	1,330,727	4,761,665	4,366,003	27.9%	34.9%	9.2%	11.6x	10.8x	9.9x
REG	7.82%	1,517,102	414,985	1,262,997	3,195,084	2,747,743	39.5%	52.5%	10.6%	10.1x	9.2x	8.7x
NXL	9.12%	1,599,970	270,175	1,208,410	3,078,555	2,534,124	39.3%	48.0%	9.2%	11.4x	9.7x	9.7x
WRI	6.37%	1,610,492	276,300	1,080,328	2,967,120	2,802,585	36.4%	45.7%	9.3%	11.2x	10.9x	10.1x
DDR	8.00%	1,040,378	510,861	1,402,144	2,953,383	2,487,129	47.5%	64.8%	10.0%	11.1x	7.7x	7.2x
FRT	8.53%	920,184	100,000	1,140,993	2,161,177	1,886,758	52.8%	57.4%	10.9%	9.8x	8.4x	8.3x
PNP	6.73%	910,587	-	639,233	1,549,820	1,477,827	41.2%	41.2%	9.9%	10.8x	10.0x	9.3x
JDN	9.33%	382,098	50,000	577,606	1,009,704	801,714	57.2%	62.2%	10.9%	10.6x	8.9x	9.9x
KRT	10.00%	261,580	82,067	493,619	837,266	834,151	59.0%	68.8%	10.9%	10.0x	8.6x	8.2x
BFS	8.00%	380,757	-	348,404	729,161	701,758	47.8%	47.8%	9.7%	11.0x	9.6x	8.9x
EQY	8.89%	350,685	-	363,924	714,609	696,266	50.9%	50.9%	10.3%	10.1x	8.9x	8.2x
IRT	8.95%	328,334	-	320,038	648,372	637,493	49.4%	49.4%	10.3%	10.4x	8.4x	8.2x
RPT	10.47%	161,301	35,000	333,680	529,981	508,331	63.0%	69.6%	12.1%	9.4x	6.2x	6.9x
CTA	3.90%	118,743	-	405,599	524,342	518,091	77.4%	77.4%	12.1%	9.3x	NA	NA
MRR	8.16%	252,955	-	225,829	478,784	466,943	47.2%	47.2%	10.3%	10.4x	8.8x	8.2x
AKR	7.74%	211,544	2,212	252,860	466,616	482,945	54.2%	54.7%	10.9%	10.3x	NA	NA
MAL	13.95%	36,800	-	199,600	236,400	226,985	84.4%	84.4%	11.0%	10.4x	11.2x	13.0x
ADC	9.44%	99,261	-	104,172	203,433	201,180	51.2%	51.2%	10.3%	10.7x	7.6x	7.4x
Peer Group:												
Wtd. Av	7.72%						43.2%	50.9%	10.0%	10.8x	9.4x	9.0x
Median	8.35%						50.1%	51.9%	10.3%	10.4x	8.9x	8.5x
Max	13.95%						84.4%	84.4%	12.1%	11.6x	11.2x	13.0x
Min	3.90%						27.9%	34.9%	9.2%	9.3x	6.2x	6.9x

Source: Company filings, Realty Stock Review & FactSet.

(1) Adjusted Enterprise Value = Total Capitalization less (Land Held for Development + Construction in Progress + JV Interests).

(2) Implied Cap Rate = (EBITDA+G&A)/Adjusted Enterprise Value.

CASE STUDY: PAN PACIFIC RETAIL PROPERTIES

Although the bid only represented a small premium over the current stock price, WIR shareholders were able to achieve in excess of a 40.0% return in the 12 months following the merger.

Pan Pacific acquired Western for stock at a 0.62 conversion ratio. CSFB advised the seller, Western

At the time of announcement, the transaction represented a value per share of Western of $12.75 or a 2% and 8.5% premium on the prior day and prior week stock price

The transaction closed on November 13, 2000

Pan Pacific has had great success leasing up the Western portfolio

Pan Pacific's stock has appreciated by 33.5% since the merger compared to 17.5% for the Shopping Center REIT Composite

Similar to a potential Congo and KRT merger, this transaction resulted in an increase in market capitalization, liquidity and tenant diversification, while strengthening the company's geographic focus

DAILY FROM NOVEMBER 5, 1999 - NOVEMBER 7, 2001


(1)
(2)
Share Price
Volume in Thousands
Pan Pacific Retail Properties Inc.

DAILY FROM AUGUST 21, 2000 - NOVEMBER 7, 2001


Indexed Prices
Pan Pacific Retail Properties Inc.

(1) 8/22/00 - PNP announces that it has offered to acquire WIR for $12.75 per share.
(2) 11/13/00 - PNP and WIR merger is completed.

Note: Comparable Company Index Includes Agree Realty Corp., Acadia Realty Trust, Saul Centers Inc., Center Trust Inc., Developers Diversified Realty Corp., Equity One Inc., Federal Realty Investment Trust, IRT Property Co., JDN Realty Corp., Kimco Realty Corp., Kramont Realty Trust, Malan Realty Investors Inc., Mid-Atlantic Realty Trust, New Plan Excel Realty

CREDIT SUISSE | FIRST BOSTON

KENYA PROPOSAL

KENYA PROPOSAL

Kenya's proposal reflects the significant effort that was spent evaluating the Company. CSFB spent considerable time educating Kenya as to the process, assets and Company, including numerous meetings and conversations with the CEO and Director of Acquisitions.

- **Second Round Bid: $310.1 million for the Company**

  Applied a value of $300.4 million to the 37 community center properties. Additional $4.25 million value for outparcels

  The equity value of $59.1 million is for all of the equity with the common and preferred split yet to be determined

  Tender is a combination of cash and stock, with flexibility having been indicated

- **Assumptions**

  The Company is expected to make capital expenditures to maintain operation of properties as disclosed by Congo

  The Company's three joint ventures, Atlantic Realty, Park Place and Falls Pointe will be owned 100% by the Company at closing. Otherwise the offer will be adjusted

  Las Vegas, Nashville and Carolina Bay will be sold prior to closing for the pricing assumed. Otherwise assets need to be underwritten

  RMC will be sold prior to closing

  The Company shall have a minimum cash balance of $5 million at closing

  The increase by the Company of its 401K Fiduciary Insurance Coverage to comply with regulations

  The Company shall extend its Employee Practice Liability Insurance for at least two years

  Total combined transaction costs in excess of $11.7 million shall reduce offer price

KENYA PROPOSAL

- **Financing**

  Kenya intends to draw on its line of credit by $18.5 million to fund the cash portion of its bid proposal

  To the extent that Congo has cash on its balance sheet, Kenya would be able to fund additional cash payments

  They intend to pay the remainder of the bid in Kenya stock

  They have indicated the potential availability of additional cash to fund the entire transaction

- **Timing**

  Due diligence of 45 days after signing Agreement

  Closing is expected to occur 30 days after expiration of due diligence period

- **Personnel**

  Their intention is to retain the majority of Congo's management and operational personnel following the transaction

KENYA PROPOSAL

- **Due Diligence**

  To date Kenya has visited the assets, reviewed third-party reports and spent two days with management

  - Kenya has performed extensive due diligence including having visited the properties and reviewed rent rolls, sales figures, capex requirements, environmental, structural, leasing, loans, etc.
  - During discussions with management, Kenya made a point of covering all the issues outlined in our bid request letter

  Acquirer estimates 30 days to sign Definitive Purchase Agreement and will earnestly begin due diligence immediately

  - Property cash flow projections
  - Environmental issues, especially "existing conditions" and "underground storage tanks" included in the Company's environmental insurance carve outs
  - Historical and current operating and capital expenditure budgets
  - Such financial and other information reasonably requested by Kenya

  Contract Due Diligence Period of 45 days after signing of Agreement

  - Title, survey, environmental and engineering due diligence
  - Confirm the financial information based on the actual leases, review property operations
  - Obtain final board approval
  - Rent rolls, anchor leases and lease abstracts

KENYA PROPOSAL

Kenya's proposal offers a high degree of certainty and relatively lower costs and frictions to Congo.

Advantages

- Credible buyer with capital available
- Potential upside through:
  - Achievement of operating synergies
  - Greater tenant diversity
  - Geographic focus
- Kenya has performed substantial due diligence
- Willing to purchase the entity
- Offer is a combination of cash and stock allowing some retention of potential upside
- Larger market cap and greater liquidity typically results in higher multiple
- Kenya has familiarity with Congo's markets
- Likely to gain required lender and other approvals

Disadvantages

- Offer price is contingent on sale of two remaining outlets, Carolina Bay and RMC
- Unclear currently as to percentage between stock and cash
- Have not yet committed to a definitive price per share (i.e. several moving parts)

Implications

- Provides greater degree of certainty of offers received to date
- Need to sort out moving parts to determine per share value
- Kenya intends to retain the majority of Congo's management and key personnel
- Need to negotiate valuation of convertible preferred
- Assumes that CVR's will be addressed by Congo prior to a transaction

APPENDIX A: KENYA INVESTOR PRESENTATION

Kramont

KRAMONT REALTY TRUST

August 2001

www.kramont.com

WHO WE ARE

Kramont Realty Trust History

CV Reit, Inc.

- Organized as a Real Estate Investment Trust in 1982
- Original strategy consisted of investing in real estate mortgage notes
- Evolved into an equity Reit following the December 31, 1997 acquisition of Montgomery Group Affiliates

Montgomery CV Realty L.P.

- Founded by Louis P. Meshon Sr. in 1974
- Organized as an UPREIT on December 31, 1997 and acquired 9 shopping centers and 1 office building for $62 million
- Acquired 7 additional centers in 1998 totaling 800,000 sq.ft., for $75 million and 3 centers in 1999 totaling 325,000 sq.ft., for $34 million
- Montgomery management had more than 30 years experience in shopping center acquisitions, development, leasing and management

WHO WE ARE

Kramont Realty Trust

A Maryland REIT formed through the merger of:

	NYSE	Formed
➢CV Reit Inc.	CVI	1982
➢Kranzco Realty Trust	KRT	1992

Structure: Stock for stock tax-free merger

Dividend: $1.30 per share, a 12.1% increase for CV Reit shareholders and no change for Kranzco shareholders

TRANSACTION RATIONALE





CV REIT
- Management with deep experience, in-house leasing and redevelopment capabilities
- Increase access to capital
- Achieve critical mass in existing and new markets
- Acquire under valued assets for renovation, and repositioning



Kranzco
- Large Diversified Portfolio
- Ten dark but paying tenants comprising 700,000 sq. ft.
- Undervalued assets with 900,000 sq. ft. of vacant space
- Geographic Diversity

Kramont
- Considerable turnaround opportunity
- Lease-up potential
- Portfolio repositioning
- Significant internal growth

KRAMONT

POSITIONED FOR GROWTH

- Combined strong management and a shopping center portfolio with significant upside from active repositioning
- Created a retail portfolio with approximately 69% of 2000 NOI from "in-fill" locations in North East-extremely low risk tenant market
- Significant value enhancement opportunities due to leasing capabilities and redevelopment experience

KRAMONT

POSITIONED FOR GROWTH

- Enhanced tenant relationships
- Improved cash flow stability
- Sale of non – core assets to raise equity
- Larger company improves access to capital
- Potential paydown of mortgage note receivables to fund future growth

KRAMONT STRUCTURE


PUBLIC SHAREHOLDERS
KRAMONT REALTY TRUST
LIMITED PARTNERS
KRAMONT OPERATING PARTNERSHIP L.P.
PROPERTY LEVEL LP OR LLC
MONTGOMERY CV REALTY L.P.
PROPERTY LEVEL LP OR LLC

KRAMONT PROFILE

- NYSE: KRT
- Community and neighborhood shopping center REIT
- Formed through merger of CV Reit & Kranzco Realty Trust effective 6/16/00
- $829,000,000 total market capitalization at 8/10/01 (including OP Units)
- 82 Income producing properties in 16 states
- Total GLA of approximately 11 Million Square Feet
- Insider ownership 10% (fully diluted)


MI
NY
CT
RI
PA
OH
NJ
MD
DE
KY
VA
TN
NC
MS
SC
GA
FL
PA
NJ

PORTFOLIO BY STATE

LOCATION BY STATE	# OF PROPERTIES	GLA	% LEASED
Pennsylvania	30	3,668,922	95%
Georgia	11	1,655,282	93%
New Jersey	7	1,359,574	90%
Connecticut	7	753,461	75%
Virginia	3	629,130	84%
Maryland	4	511,097	96%
New York	6	454,561	99%
South Carolina	2	417,392	98%
Florida	3	292,048	100%
Rhode Island	1	242,162	76%
North Carolina	2	165,241	78%
Mississippi	2	163,945	20%
Ohio	1	130,138	100%
Tennessee	1	92,968	100%
Michigan	1	80,000	100%
Kentucky	1	60,048	100%
Grand Total	82	10,675,969	91%
Properties Under Re-development/ or Held for Sale (9 properties)		(1,344,413)	
		9,331,556	94%

As of June 2001

TENANT PROFILE

Ranking	Tenant	Locations	Base Rent	Base Rent	GLA
1	Wal-Mart	12	$ 5,044,934	6.31%	1,138,228
2	K Mart	7	$ 2,518,035	3.15%	667,853
3	Stop & Shop Corporation	4	$ 2,439,162	3.05%	301,630
4	T J Maxx/Marshall's/HomeGoods	8	$ 1,972,194	2.47%	240,988
5	Shop Rite	3	$ 1,913,850	2.39%	167,133
6	Food Lion, Inc	6	$ 1,200,468	1.50%	174,123
7	Fashion Bug	15	$ 1,125,897	1.41%	138,666
8	Albertson's/Acme Markets	3	$ 1,019,704	1.27%	160,812
9	Sports Authority	2	$ 931,963	1.16%	96,035
10	Ames	4	$ 868,253	1.09%	338,125
11	Cub Foods	2	$ 839,462	1.05%	126,140
12	Pathmark Stores	2	$ 830,120	1.04%	91,493
13	Home Depot	2	$ 660,000	0.82%	130,909
14	Bruno's	2	$ 405,000	0.51%	95,972
15	Kroger	2	$ 340,794	0.43%	98,615

As of June 2001

OUR PORTFOLIO

Grocery and Drug Anchored Centers

- **Tenant Diversification**
  only 1 tenant (Wal-Mart) represents more than 3.15% annual base rent

- **Lower Default Risk**
  Strong anchors including Stop & Shop, Shop Rite, Food Lion, Albertsons, Wal-Mart, Kmart and Home Depot

- **Geographic Diversity**
  Infill locations on East Coast with high barriers to entry

- **Supermarket + Drug Store – Anchored Shopping Centers**
  Satisfying basic consumer needs

PORTFOLIO STRENGTH

Grocery and Drug Anchored Centers

- **72% Grocery and drug store anchored**
- **Attracts traffic to center**
- **Repeat shoppers**
- **Provides daily necessities and consumables**
- **Stable, long term leases**
- **Credit tenants**

PORTFOLIO STATISTICS

Grocery and Drug Anchored Centers

- *91%* Occupancy rate (June 2001)
- 4% Projected same-property NOI growth through 2001
- EBITDA / Revenues 71%
- Standard form leases / In-house leasing staff
- Active "hands – on" managers, 4 regional offices

RECENT ACCOMPLISHMENTS

Consummated merger of CV Reit Inc. and Kranzco Realty Trust on June 16, 2000

Maintained occupancy at 91% for the total portfolio and 94% for core properties. Leased 697,170 sq.ft June 2000 – June 2001 with net gain of 36,000 s.f. with an additional $885,000 in base rent

Disposed of 3 non-strategic assets, realizing a net gain of $4.8 million over book value and net proceeds of $17 million

Expanded GMAC credit facility from $100 million to $155 million (August 2000)

Re-purchased 147,000 shares of 9 ½ % Series D Preferred Shares of Beneficial Interest (December 2000) at 14.85% Yield

RECENT ACCOMPLISHMENTS

Expanded GMAC Commercial Mortgage Credit Facility From $100 Million to $155 Million

- GMAC Commercial Mortgage – Number one in commercial mortgage banking in the U.S.
- Extended maturity date to Aug 2003
- Facility includes $8 million sublimit for capital expenditures
- Interest rate caps in place
- $46 million available (8/01)
- Rates From 205-295 basis points over 1 month LIBOR based on LTV (AT 8/10/01= 3.66%)

RE-DEVELOPMENT
PROJECTS

Completed:

- Groton Square - Groton, CT- Kohl's replaced Bradlees
- Valley Fair - Devon, PA – Oskar Huber replaced Filenes
- Whitehall Square - Allentown, PA - Ross Dress For Less and Raymour & Flanigan replaced Bradlees

Under Construction:

- The Shoppes At Valley Forge - Phoenixville, PA – demall and added Staples
- Marlton Crossing - Marlton, NJ – Terminated Super Fresh and CVS expanded /added TJ Maxx, DSW and Joyce Leslie
- Park Centre – Columbia, SC – Sublet Walmart to Resource Bancshares Mortgage Group at higher rent

Pending:

- Wampanoag Plaza – East Providence, RI – demall / reconstruct for new supermarket
- Hillcrest Mall – Philipsburg, NJ – demall and conversion to medical /services
- Parkway I – Hamden, CT – demolition and reconstruction

RE-DEVELOPMENT
Groton Square

Anchors:

Kohl's	*85,120 sf*
Stop & Shop	*54,885 sf*
Fashion Bug	*10,600 sf*



Before


KOHL'S

After

Groton Square – Groton, CT

RE-DEVELOPMENT
Valley Fair

Anchors:

Oskar Huber	*51,047 sf*
Chuck E. Cheese	*15,000 sf*



Before


OSKAR HUBER

After

Valley Fair – Devon, PA

RE-DEVELOPMENT
Whitehall Square

Anchors:

Stop & Shop (former Bradlees)

Subleased to:

Raymour & Flanigan Furniture	*54,717 sf*
Ross Dress For Less	*30,403 sf*

Redevelopment financed by Stop & Shop

Project attracted 3 additional national tenants

Nearly 100% leased



Before


ROSS
DRESS FOR LESS


RAYMOUR & FLANIGAN
FURNITURE

After

Whitehall Square – Allentown, PA

RE-DEVELOPMENT
The Shoppes at Valley Forge


Ames
Ames
Before

The reconfiguration of an almost vacant mini-mall that was poorly designed and was no longer functional.

The Shoppes at Valley Forge-Phoenixville, PA

RE-DEVELOPMENT
The Shoppes at Valley Forge

The Shoppes at Valley Forge-Phoenixville, PA


Before


After

- Demalling a 177,000 square foot enclosed mall in Phoenixville, PA.
- Completely restructuring the facility and creating an attractive, modern strip center.

RE-DEVELOPMENT
The Shoppes at Valley Forge

Completion Estimated Fall 2001


Ames

Anchors:

Ames Department Store	**64,140 sf**
French Creek Outfitters	**28,875 sf**
Staples	**24,285 sf**

The Shoppes at Valley Forge-Phoenixville, PA

RE-DEVELOPMENT
Marlton Crossing



Before



Photo April 2001

Marlton Crossing – Marlton, NJ

RE-DEVELOPMENT
Marlton Crossing

Anchors:

Designer Shoe Warehouse	*25,000 sf*
TJ Maxx	*35,000 sf*


DSW


maxx

GLA of Center Increased 10,000 sf
Completion Anticipated Fall 2001

ADDING VALUE

KRANZCO Portfolio (from 6/00)

REDEVELOPMENT-Completed

	Estimated Value after Redev -	Book Cost	- Investment	= Increased Value
Groton	$ 23,949,000	$ 21,709,000	$ 1,200,000	$ 1,040,000
Valley Fair	$ 17,696,000	$ 14,356,000	$ 905,000	$ 2,435,000
Whitehall	$ 27,638,000	$ 23,239,000	$ 166,000	$ 4,233,000

TOTAL REDEVELOPMENT-Completed $ 7,708,000

REDEVELOPMENT-Under Construction or Pending

	Estimated Value after Redev -	Book Cost	- Investment	= Increased Value
Valley Forge	$ 11,038,000	$ 5,254,000	$ 5,753,000	$ 31,000
Park Centre	$ 10,800,000	$ 9,729,200	$ 75,000	$ 995,800
Wampanoag	$ 22,311,000	$ 7,500,000	$ 13,660,000	$ 1,151,000
Hillcrest Mall	$ 16,913,000	$ 6,818,000	$ 7,000,000	$ 3,095,000
Parkway I	$ 6,500,000	$ 3,612,100	$ 1,115,000	$ 1,772,900

TOTAL REDEVELOPMENT-Pending $ 7,045,700

Kranzco Total $ 14,753,700

CV REIT Portfolio (from 6/00)

REDEVELOPMENT- Under Construction

	Estimated Value after Redev -	Book Cost	- Investment	= Increased Value
Marlton Crossing	$ 25,634,000	$ 16,600,000	$ 3,250,000	$ 5,784,000

TOTAL REDEVELOPMENT-Completed $ 5,784,000

CV REIT Total $ 5,784,000

TOTAL REDEVELOPMENT-ESTIMATED VALUE CREATED $ 20,537,700

NOTE: Kranzco Assets at $520 million book value for merger

DISPOSITIONS

KRANZCO Portfolio - (from 6/00)

SOLD

	Net Sales Price	Book Value	Net Book Gain	Cash Proceeds
Anneslie Shopping Center	$ 12,000,000	$ 7,500,000	$ 4,500,000	$ 6,300,000
Builders Square	$ 3,650,000	$ 3,500,000	$ 150,000	$ 1,600,000

Net Proceeds $ 7,900,000

PENDING SALE

	Net Sales Price	Book Value	Net Book Gain	Cash Proceeds
Hillcrest Plaza	$ 8,000,000	$ 3,900,000	$ 4,100,000	$ 4,700,000
Brookway Village	$ 975,000	$ 1,100,000	$ (125,000)	$ 975,000
Parkway Plaza II	$ 4,500,000	$ 3,900,000	$ 600,000	$ 4,500,000

Total Pending Sales $ 10,175,000

KRANZCO TOTAL $ 18,075,000

CV REIT Portfolio - (from 6/00)

Completed

	Net Sales Price	Book Value	Net Book Gain	Cash Proceeds
Hilcoast Note	$ 27,500,000	$ 24,500,000	$ 3,000,000	$ 9,000,000

Total Disposition $ 9,000,000

PENDING SALE

	Net Sales Price	Book Value	Net Book Gain	Cash Proceeds
Vacant land in Mirimar, Fl	$ 3,900,000	$ 2,400,000	$ 1,500,000	$ 3,900,000
Vacant land in Dania, Fl	$ 3,400,000	$ 3,100,000	$ 300,000	$ 3,400,000

Total Pending Sales $ 7,300,000

CV REIT TOTAL $ 16,300,000

Total Net Proceeds from Dispositions (including pending) $34,375,000

SUCCESS



Closing Share Price
Share Price
$14.00
$13.00
$12.00
$11.00
$10.00
$9.00
$8.00
6/1/00
7/1/00
8/1/00
9/1/00
10/1/00
11/1/00
12/1/00
1/1/01
2/1/01
3/1/01
4/1/01
5/1/01
6/1/01
7/1/01
8/1/01
Date

GROWTH STRATEGIES

Internal:

- ➢Re-develop and expand existing portfolio
- ➢Re-lease / Renew at higher rents
- ➢Lease up vacancies
- ➢Contractual increases in rents
- ➢Aggressive expense reimbursements
- ➢FFO Growth target 4-5% per year

External:

- ➢Property or portfolio acquisitions
- ➢Development opportunities
- ➢Joint venture acquisition with public pension plan
- ➢Merger and acquisition potential
- ➢FFO Growth target 3% per year

THE FUTURE

To summarize: Kramont's goal is to increase FFO per share and to maximize shareholder value

- **Maximize NOI from existing Portfolio through active management and leasing**
- **Pursue opportunistic acquisitions / mergers**
- **Continue to sell non core or non performing assets**
- **Continue redevelopment programs**
- **Respond efficiently and effectively to marketplace changes**
- **Strengthen balance sheet by achieving favorable borrowing and pursuing alternative equity sources**

Kramont Realty Trust - Microsoft Internet Explorer

File Edit View Favorites Tools Help

Address C:\WINDOWS\Desktop\test.htm

Corporate
Current News
Financials
Quotes

Properties
Acquisitions

REIT

Mailing List
Home

Kramont Realty Trust 2000 Annual Report

Kramont Realty Trust Q1FY2001 10-Q

Kramont Realty Trust 2001 Shareholders Meeting Presentation

Directions To Kramont



ADDING VALUE TO NEIGHBORHOOD SHOPPING CENTERS

KRAMONT REALTY TRUST



Kramont Realty Trust is a self-administered, self-managed Real Estate Investment Trust publicly owned and traded on the New York Stock Exchange under the ticker symbol KRT.

The REIT currently owns, operates and manages 88 properties with an aggregate asset base of approximately $760 million, encompassing approximately 12 million square feet of gross leasable space in 16 states.

Current News

- August 13, 2001 - Kramont Reports Second Quarter/Half Year Gains
- July 23, 2001 - Kramont Initiates a Distribution Reinvestment Plan
- July 10, 2001 - Kramont Realty Trust added to the Russell 2000 Index
- June 19, 2001 - Kramont Realty Trust Chosen by Chester, PA, Housing Authority to Build and Operate Shopping Center

Done My Computer

SAFE HARBOR STATEMENT

Safe Harbor Statement: This presentation contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities and Exchange Act of 1934, as amended. Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements. Certain forward-looking statements contained in this presentation reflect management's current views as well as risks and other factors that might cause such a difference include, but are not limited to, the effect of economic and market conditions; risks that the Company's acquisition and development projects will fail to perform as expected; cost overruns and delays on expansion and development projects; financing risks, such as the inability to obtain debt or equity financings on favorable terms; the level and volatility of interest rates; loss or bankruptcy of one or more of the Company's major retail tenants; failure of the Company's properties to generate additional income to offset increases in operating expenses, as well as other risks listed from time to time in the Company's reports filed with the Securities and Exchange Commission or otherwise publicly disseminated by the Company. All forward-looking statements included in this presentation are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such forward-looking statements. Although the Company believes that the assumptions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct or that the Company will take any actions that may presently be planned.